Exhibit 10.63

AGREEMENT

THIS AGREEMENT is made this 31st day of December 2014, by and between Centurian Investors, Inc., a Delaware corporation (“Lender”), and Invisa, Inc., a Nevada corporation (“Invisa”).

WHEREAS, Lender has made series of loans to Invisa; and

WHEREAS, the loans that are in effect as of the date hereof are evidenced by senior secured promissory notes, which are listed on Exhibit A hereto (“the Outstanding Notes”); and

WHEREAS, the total outstanding balance of the Outstanding Notes as of the date hereof is $1,470,057.27; and

WHEREAS, the Lender and Invisa (the “Parties”) desire to consolidate all of the Outstanding Notes into one senior secured promissory note;

NOW THEREFORE, in consideration of the premises, the provisions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.              Upon execution of this Agreement, Invisa shall execute the senior secured promissory note set forth as Exhibit A hereto (the “Consolidated Note”).

2.              Lender hereby waives any known and unknown defaults that may have occurred under the Outstanding Notes or any of them prior to the date hereof.

3.              Upon execution and delivery of the Consolidated Note, the Outstanding Notes will be cancelled and of no further effect and Lender will return the cancelled Outstanding Notes to Invisa.

4.              The shares of common stock heretofore issued and held in escrow as part of the Collateral securing the Outstanding Notes are hereby released and shall become treasury shares.

5.              This Agreement constitutes the full agreement of the Parties concerning its subject matter and may not be amended or otherwise modified except by a written document signed by both Parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and any disputes hereunder shall be submitted for determination to the courts of the State of Florida sitting in Sarasota, Florida or the federal court sitting in Tampa, Florida.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their officers duly authorized as of the day and year first set forth above.

CENTURIAN INVESTORS, INC.		INVISA, INC.

By:	/s/ Howard R. Curd	By:	/s/ Edmund C. King
	Howard R. Curd		Edmund C. King
	Chief Executive Officer		Chief Executive Officer

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EXHIBIT A

OUTSTANDING NOTES

Number of Note	Date of Note	Principal Amount

4	March 28, 2008	up to $100,000.00
5	July 1, 2008	up to $100,000.00
6	March 24, 2010	up to $128,319.10
7	March 24, 2010	up to $200,000.00
8	December 31, 2011	up to $250,000.00
10	December 31, 2012	up to $225,000.00
11	December 31, 2013	up to $232,109.00
12	December 31,2014	$245,997.20

EXHIBIT B

SENIOR SECURED PROMISSORY NOTE

$ 1,470,057.27	December 31, 2014

Sarasota, Florida

FOR VALUE RECEIVED, the undersigned, INVISA, INC., a Nevada corporation (“Borrower”) having an address at 1800 Second Street, Suite 965 Sarasota, Florida, 34236, promises to pay to the order of Centurian Investors, Inc., a Delaware corporation (“Lender”), having an office at 1800 Second Street, Suite 970 Sarasota, Florida, 34236, or such other place as the Lender may designate in writing, the principal amount up to and not to exceed One Million Four Hundred Seventy Thousand Fifty-Seven and 27/100 United States Dollars (U.S. $1,470,057.27), with interest on the unpaid principal balance from the date of this Senior Secured Promissory Note (this “Promissory Note”), until paid, at the Interest Rate (as hereinafter defined) provided herein.

1.       Rate of Interest. The outstanding principal balance of this Promissory Note shall bear interest at ten percent (10%) per annum (the “Interest Rate”).

2.       Date and Time of Payment. Invisa shall pay even payments of principal and interest in the amount of $36,247.99 on or before April 1, 2015 and in accordance with the payment schedule set forth on Schedule 1 hereto on or before the first day of each calendar quarter thereafter. The final payment on or before January 1, 2020 will include all outstanding amounts. All amounts outstanding hereunder shall constitute Borrower’s obligations hereunder, and such obligations include without limitation all principal, interest (including all interest which accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy whether or not allowed in such case or proceeding), expenses, attorneys’ fees and any other sum chargeable to Borrower hereunder and owing to Lender under this Promissory Note (all such obligations and all other obligations of Borrower under this Promissory Note (the “Obligations”). No principal amount of this Note paid or prepaid may be reborrowed.

3.       Default Rate. Notwithstanding Section 1, after the occurrence of any Event of Default and for so long as such Event of Default continues, and in any event from and after the Maturity Date, all principal, interest and other amounts payable under this Promissory Note shall bear interest until paid in full at a rate of interest equal to four percent (4%) above the per annum rate otherwise applicable hereunder (the “Default Rate”).

4.       Computation of Interest. Interest on the principal amount hereof and all other Obligations shall be computed on the basis of a 360-day year, and shall be charged for the actual number of days elapsed during any month or other accrual period.

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5.       Manner of Payment. All payments by Borrower in respect of any Obligations shall be made without deduction, defense, set off or counterclaim, free and clear of all taxes delivered to Lender at its address first set forth above or at such other address as Lender may specify by notice pursuant to Section 17, below.

6.       Maturity. To the extent not sooner due and payable in accordance with this Promissory Note, the Obligations shall be due and payable on January 1, 2020 (the “Maturity Date”).

7.       Application of Payments. All payments shall be applied to amounts then due and payable in the following order: (a) to Lender’s costs and expenses reimbursable in connection herewith; (b) to interest accrued on the outstanding principal balance of this Promissory Note; (c) to the principal amount hereof; and (d) to all other Obligations, or in such other manner as Lender shall determine in its sole and exclusive discretion.

8.       Security. This Promissory Note shall be secured by a continuing first priority security interest in all of Borrower’s right, title, and interest in and to, all property of Borrower (collectively, the “Collateral”), as more specifically set forth in the Security Agreement executed by Borrower in favor of Lender dated as of February 28, 2007, as amended by the Amendment to General Security Agreement dated the date hereof (as amended, the “Security Agreement”).

9.       Priority. This Promissory Note shall be a senior obligation of Borrower, and for so long as this Promissory Note shall be outstanding, (i) Borrower shall be prohibited from incurring any and all future indebtedness without the prior written consent of Lender and (ii) any and all future indebtedness approved by Lender in writing shall be deemed subordinate and inferior to, all respective right, title and interest of Lender, in, to and under this Promissory Note, this Security Agreement and any and all documents and instruments evidencing, securing or otherwise relating to this Promissory Note.

10.       Representations and Warranties. Borrower makes the following representations and warranties to Lender, which representations and warranties shall be true, correct, and complete as of the date hereof and shall survive the execution and delivery of this Promissory Note:

(a)       Due Organization and Qualification. Borrower is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any jurisdiction where it is required to be so qualified, and has all requisite power and authority to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its Obligations.

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(b)       Due Authorization; No Conflict. The execution, delivery, and performance by Borrower of this Promissory Note has been duly authorized by all necessary action on the part of Borrower. This Promissory Note has been duly executed and delivered by Borrower. The execution, delivery, and performance by Borrower of this Promissory Note and the consummation of the transactions contemplated hereby, do not and will not (i) violate in any material respect any provision of federal, state, provincial or local law or regulation applicable to Borrower, its organizational documents, or any order, judgment, or decree of any court or other governmental authority, (ii) conflict with, result in a breach or termination of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of Borrower, other than liens or security interests in favor of Lender, or (iv) require any approval of any of Borrower’s stockholders or any approval or consent of any other person or entity, other than consents or approvals that have been obtained and that are still in force and effect. The execution, delivery, and performance by Borrower of this Promissory Note do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than consents or approvals that have been obtained and that are still in force and effect. This Promissory Note when executed and delivered by Borrower will be the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c)       No Litigation. No litigation, investigation or proceeding of or before any arbitrator or government authority is (i) pending or, to the knowledge of Borrower, threatened with respect to this Promissory Note or the Collateral or any of the transactions contemplated hereby or (ii) pending or, to the knowledge of Borrower, threatened by or against Borrower, its properties or revenues which, if adversely determined, would have a material adverse effect on its business, operations, property or financial condition, when taken as a whole.

(d)       No Default. Borrower is not in default under or with respect to any contractual obligation and no event of default has occurred or is continuing with respect to Borrower.

(e)       Taxes. Borrower has filed or caused to be filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns or on any assessments made against Borrower or any of its property. All other taxes, fees or other charges on Borrower or any of its property by any governmental authority have been paid and no tax liens have been filed.

11.       Covenants of Borrower. As of the date hereof and so long as the Obligations hereunder shall be outstanding:

(a)       Borrower will preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business;

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(b)       Borrower will promptly pay and discharge all lawful taxes, assessments, charges or levies imposed upon Borrower, or upon or in respect of all or any part of the property or business of Borrower, all trade accounts payable in accordance with usual and customary business terms and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of Borrower; provided, Borrower shall not be required to pay such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate action or proceeding which will prevent the forfeiture or sale of any property of Borrower, and (ii) Borrower shall set aside on its books, reserves deemed by it to be adequate with respect thereto;

(c)       Borrower will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, the violations of which would materially or adversely affect its properties, business, prospects, profits or condition or would result in any material lien or charge upon any property of Borrower;

(d)       Borrower will maintain, preserve and keep its properties which are used or useful in the conduct of its business in good repair and working order;

(e)       Without prior written approval from Lender, Borrower will not create, assume or incur or in any manner become liable with respect of any indebtedness except this Promissory Note and any indebtedness of Borrower incurred prior to the date hereof; and

(f)       Borrower will not create or incur any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”) other than the Lien under the Security Agreement on it or its property or assets, whether now owned or hereinafter acquired, or upon any income or profits there from except (i) Liens for property taxes and assessments or levies and liens that are not yet due and payable; (ii) Liens of or resulting from any judgment or award, the time for appeal or petition for rehearing of which shall not have expired or in respect of which the Company shall in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; or (iii) Liens or priority claims (A) incidental to the conduct of business, (B) created by any material agreement of Borrower entered into prior to and currently in effect as of the date hereof or (C) the ownership or lease of properties and assets and not in connection with the borrowing of money, provided, in each case, the obligation secured is not overdue, or if overdue, is being contested in good faith by appropriate actions or proceedings and provided, further that Borrower shall have received the prior written consent of Lender to any Lien described in (A) or (C) above.

12.       Events of Default; Remedies; Acceleration. (a) The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(i)        Borrower fails to make any payment of outstanding principal balance of this Promissory Note, or interest thereon, or any of the other Obligations when due and payable;

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(ii)       Any representation or warranty of Borrower made in this Promissory Note, the Security Agreement, or any other document made by or on behalf of Borrower in connection herewith and the transactions contemplated hereby proves to have been false or incorrect in any material respect or Borrower shall fail to comply in all respects with any covenant herein or therein;

(iii)       Borrower shall violate any provision of this Promissory Note, the Security Agreement or any other document made by or on behalf of Borrower in connection herewith and the transactions contemplated hereby, including, without limitation, failure to comply with the terms and provisions of Section 11 of this Promissory Note;

(iv)       A case or proceeding is commenced against Borrower seeking a decree or order (i) under Title 11 of the United States Bankruptcy Code (11 U.S.C. §§101 et seq., as amended, and any successor statute, the “Bankruptcy Code”), or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of Borrower’s assets, or (iii) ordering the winding-up or liquidation of the affairs of Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction;

(v)       Borrower, without the prior written consent of Lender (A) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, rule or regulation, (B) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of Borrower’s assets, (C) makes an assignment for the benefit of creditors, (D) takes any action in furtherance of any of the foregoing; or (E) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due;

(vi)       If this Promissory Note, the Security Agreement, or any financing statement, document or other instrument executed, delivered or filed in connection herewith or with the security interest granted to Lender hereunder, shall, for any reason, fail or cease to create a valid and perfected lien on or security interest in any or all of the Collateral or the Collateral shall be compromised or encumbered;

(vii)      If Borrower shall default on any material obligations of Borrower or an event of default shall occur with respect to any material agreement of Borrower, whether such agreement shall be in effect or effective subsequent to this Promissory Note.

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(b)       Immediately upon the occurrence of any Event of Default, all of the Obligations of Borrower hereunder shall become immediately due and payable to Lender and the Obligations shall thereafter accrue interest at the Default Rate from the date of any Event of Default until such Obligations are paid in full (an “Acceleration”). Promptly upon the occurrence of an Acceleration, Lender shall send Borrower written notice of the date upon which the Acceleration is effective and the names of two (2) representatives of Lender (“Lender Nominees”) to be immediately appointed to the Board of Directors of Borrower (the “Default Notice”). The Lender Nominees shall be appointed to the Board of Directors of Borrower not less than five days following the date of the Default Notice. Except with respect to an Event of Default under Section 12(a)(iv) and (v), Borrower shall have forty-five (45) days (the forty-fifth day hereinafter being the “Final Payment Date”) from the date of the Default Notice to pay Lender the total amount of the Obligations due and owing under this Promissory Note. In the event that Borrower shall fail to satisfy in full all of the outstanding Obligations under this Promissory Note on or before the Final Payment Date, then Lender may (i) proceed to protect and enforce Lender’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Promissory Note, the Security Agreement, or in any instrument or document delivered to Lender pursuant to this Promissory Note, or in aid of the exercise of any power granted in this Promissory Note or any such instrument or document, and (ii) proceed to enforce payment of the Obligations in such manner as Lender may elect, including the foreclosure of the Collateral in accordance with the terms of the Security Agreement, and to realize upon any and all rights of Lender hereunder and thereunder. Upon the occurrence of any Event of Default under Section 12(a)(iv) and (v), Lender shall have a right to immediately enforce its rights hereunder and proceed against or foreclose upon the Collateral without regard to the 45-day period set forth in this Section 12(b) To the extent not prohibited by applicable law which cannot be waived, all of Lender’s rights hereunder shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under applicable law or in equity, and no exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it.

(c)       In the event that the Obligations hereunder shall be paid in full by or on behalf of Borrower after the Acceleration of this Promissory Note but prior to the Final Payment Date, then this Promissory Note shall be deemed paid in full, Lender shall promptly release any lien of Lender on the Collateral, and each Lender Nominee shall immediately resign from the Board of Directors of Borrower.

13.       Certain Rights and Waivers. To the extent not prohibited by the provisions of applicable law, Borrower hereby expressly waives: (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Note), protests, notices of protest and notices of dishonor; (b) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Note; (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and (d) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Note.

14.       Assignments. Borrower may not assign or transfer any of its rights or obligations hereunder without the express, written consent of Lender. Any such purported assignment or transfer by Borrower without the express, written consent of Lender shall be null and void ab initio.

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15.       Costs and Expenses. Borrower agrees to pay all costs and expenses of Lender, including without limitation all all fees and disbursements of attorneys, advisors, consultants, examiners and appraisers for Lender, in connection with (a) the issuance of this Promissory Note and advancement of principal amount hereunder, (b) any enforcement (whether through negotiations, legal process or otherwise) of this Promissory Note, (c) any workout or restructuring of this Promissory Note during the pendency of one or more Events of Default, (d) any bankruptcy case or proceeding of Borrower or any appeal thereof, and (e) upon the occurrence and during the continuance of an Event of Default, any efforts to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral.

16.       Choice of Law. The validity of this note, the construction, interpretation, and enforcement hereof, and the rights of the borrower and lender with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the state of Florida, without reference to conflicts of law principles.

17.       Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received (a) upon delivery if delivered personally or upon confirmed transmittal if by facsimile, (b) on the next Business Day if sent by overnight courier, or (c) four (4) Business Days after mailing if mailed by prepaid certified mail, return receipt requested, in each case to the appropriate address first set forth above or such other address as a party shall have specified to the other party by notice hereunder.

18.       Independent Arm’s Length Transaction. It is understood and agreed that this Promissory Note, the Security Agreement and the transactions contemplated hereby and thereby were negotiated in an arm’s length transaction separate and distinct from any other transaction or contractual obligations and are independent of any transaction or transactions between Borrower, on the one hand, and Lender and any of its affiliates or related entitles on the other hand. Borrower further agrees that the contractual obligations of Borrower hereunder are in no way dependent or conditioned upon any other agreements, contracts or transactions whatsoever unless expressly stated herein.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

INVISA, INC.

By:	Edmund C. King
Name: Edmund C. King
Title: Chief Executive Officer

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SCHEDULE 1

Date	Interest	Principal	Total Payment	Balance

1-Apr-15	$36,247.99	$—	$36,247.99	$1,470,057.27

1-Jul-15	36,650.74	—	36,650.74	1,470,057.27

1-Oct-15	37,053.50	—	37,053.50	1,470,057.27

1-Jan-16	37,053.50	—	37,053.50	1,470,057.27

1-Apr-16	36,247.99	91,878.58	128,126.57	1,378,178.69

1-Jul-16	34,360.07	91,878.58	126,238.65	1,286,300.11

1-Oct-16	32,421.81	91,878.58	124,300.39	1,194,421.53

1-Jan-17	30,105.97	91,878.58	121,984.55	1,102,542.95

1-Apr-17	27,185.99	91,878.58	119,064.57	1,010,664.37

1-Jul-17	25,197.39	91,878.58	117,075.97	918,785.79

1-Oct-17	23,158.44	91,878.58	115,037.02	826,907.21

1-Jan-18	20,842.59	91,878.58	112,721.17	735,028.63

1-Apr-18	18,123.99	91,878.58	110,002.57	643,150.05

1-Jul-18	15,858.49	91,878.58	107,737.07	551,271.47

1-Oct-18	13,593.00	91,878.58	105,471.58	459,392.89

1-Jan-19	11,327.50	91,878.58	103,206.08	367,514.31

1-Apr-19	9,062.00	91,878.58	100,940.58	275,635.73

1-Jul-19	6,796.50	91,878.58	98,675.08	183,757.15

1-Oct-19	4,531.00	91,878.58	96,409.58	91,878.57

1-Jan-20	2,265.50	91,878.57	94,144.07	—

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